Equity One, Inc.                                                                                                For additional information at the Company:
1696 NE Miami Gardens Drive                                                                                       Howard Sipzner, EVP and CFO
North Miami Beach, FL 33179                                                                                  Media Contact:
305-947-1664                                                                                                    David Schull 305-446-2700

FOR IMMEDIATE RELEASE:

Equity One Reports a 7.9% Increase in Fourth Quarter 2004 FFO per Share

NORTH MIAMI BEACH, FL, February 23, 2005 - Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located in high growth markets in the southern United States and in the Boston, Massachusetts metropolitan area, announced today its financial results for the three and twelve month periods ended December 31, 2004. The highlights are as follows:
Fourth Quarter 2004 Financial Highlights
  Increased Funds from Operations (“FFO”) in the fourth quarter 14.9% to $30.2 million in 2004 from $26.3 million in 2003 and increased FFO per diluted share 7.9% to $0.41 in 2004 from $0.38 in 2003;
  Increased Net Income in the fourth quarter 60.0% to $28.3 million in 2004 from $17.7 million in 2003 and increased Net Income per diluted share 50.0% to $0.39 in 2004 from $0.26 in 2003;
  Achieved a 2.4% increase in same property net operating income (“NOI”) and an overall NOI margin of 73.6%;
  Acquired 9 properties and a parcel of land for a total of $136.7 million, adding over 495,000 square feet of gross leasable area; and
  Sold 4 income producing properties for a total of $21.1 million and a property held by a joint venture generating a total of $8.4 million of gains on sale.
Full Year 2004 Financial Highlights
  Increased FFO 26.3% to $113.5 million in 2004 from $89.9 million in 2003 and increased FFO per diluted share 8.2% to $1.58 in 2004 from $1.46 in 2003;
  Increased Net Income 53.7% to $97.8 million in 2004 from $63.6 million in 2003 and increased Net Income per diluted share 30.5% to $1.37 in 2004 from $1.05 in 2003;
  Achieved a 3.8% increase in same property NOI and an overall NOI margin of 73.7%;
  Acquired 17 properties and three parcels of land for a total of $317.0 million, adding over 1.8 million square feet of gross leasable area; and
  Sold 14 income producing properties for a total of $82.6 million and a property held by a joint venture generating a  total of $22.2 million of gains on sale.
Other 2004 Highlights
  Increased the occupancy rate in the core shopping center portfolio to 94.9% from 91.6% at December 31, 2003;
  Increased the rental rate by 4.5% to $13.96 per square foot on 362 lease renewals aggregating 796,994 square feet;
  Executed 418 new leases totaling 1.6 million square feet at an average rental rate of $10.53 per square foot;
  Raised $200 million in an unsecured debt offering in March 2004 with a yield of 3.902%, of which $100 million was swapped to a floating rate of 6 month LIBOR in arrears plus 0.4375%; and
  Completed and leased $48.5 million worth of development projects with an incremental yield in excess of 11% on cost.

“I am very pleased with our fourth quarter and full year results for 2004,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. “The execution of our strategic objectives by our property management, leasing, acquisition, disposition, development and finance personnel resulted in record-breaking occupancy and rent gains, superb financial performance and a durable and flexible balance sheet. Supporting these accomplishments are our talented legal, accounting and systems professionals. Among our many achievements are the net absorption of over 590,000 square feet, the attainment of a 94.9% occupancy rate in our core portfolio, the completion of over $48 million of development projects and a significant upgrade in the quality of our portfolio from the purchase of $317 million of new properties coupled with the sale of $84 million of non-core assets. We remain optimistic about our future prospects and hope to continue to deliver superior results for our stockholders, debt providers and other constituencies.”

FINANCIAL OVERVIEW

For the three months ended December 31, 2004, FFO increased 14.9% to $30.2 million from $26.3 million for the comparable period in 2003. FFO per diluted share increased 7.9% to $0.41 in the fourth quarter of 2004 from $0.38 in the fourth quarter of 2003. Net income in the fourth quarter of 2004 increased 60.0% to $28.3 million from $17.7 million in the fourth quarter of 2003. Net income per diluted share for the fourth quarter increased 50.0% to $0.39 in 2004 from $0.26 in the fourth quarter of 2003. Total rental revenues in the fourth quarter of 2004 increased 23.6% to $63.7 million from $51.6 million in the fourth quarter of 2003.

The quarter ended December 31, 2004 included $8.4 million of gains on the sale of real estate, while the quarter ended December 31, 2003 included no gains on the sale of real estate.

For the year ended December 31, 2004, FFO increased 26.3% to $113.5 million from $89.9 million for 2003. FFO per diluted share increased 8.2% to $1.58 for 2004 from $1.46 for 2003. Net income for 2004 was $97.8 million, or $1.37 per diluted share, compared with $63.6 million for 2003, or $1.05 per diluted share. Total rental revenues for 2004 increased 27.5% to $229.9 million from $180.3 million for 2003.

The year ended December 31, 2004 included $22.2 million of gains on the sale of real estate, while 2003 included $3.1 million of gains on the sale of real estate. The activity of the former IRT Property Company is included in 2003 operations commencing on February 12, 2003, the date we completed our merger with IRT.

At December 31, 2004, our fully diluted market capitalization totaled $2.75 billion, comprising 74.3 million shares of common stock and $986.9 million of net debt (excluding any unamortized fair market premium/discount and net of cash). Our ratio of net debt to total market capitalization was 35.9%, and our ratio of net debt to gross real estate cost and securities investments was 49.2%.

PORTFOLIO OVERVIEW

As of December 31, 2004, our core shopping center portfolio was 94.9% occupied, up from 93.8% at September 30, 2004 and 91.6% at December 31, 2003. We own 188 properties consisting of 133 supermarket-anchored shopping centers, eight drug store-anchored shopping centers, 40 other retail-anchored shopping centers, four development parcels and three commercial properties, as well as a non-controlling interest in one unconsolidated joint venture.

At December 31, 2004, the average base rent per leased square foot for our core portfolio was $10.14, a 2.3% increase from $9.91 per square foot at September 30, 2004 and a 7.9% increase from $9.40 per square foot at December 31, 2003.

During the fourth quarter of 2004, we renewed 72 leases aggregating 143,000 square feet and increased the average rental rate 5.9% to $15.67 per square foot. We also signed 104 new leases aggregating 410,000 square feet at an average rental rate of $9.92 per square foot. Overall, we gained approximately $1.0 million of annualized minimum rent in the fourth quarter of 2004 including renewals, new leases and departing tenants. In the fourth quarter of 2004, we achieved total net absorption of 117,000 square feet.

Excluding lease termination revenues, our same property net operating income increased 2.4% in the fourth quarter of 2004 compared to the fourth quarter of 2003, comprising 152 properties for which the occupancy rate increased to 94.8% from 93.8%, respectively.

During 2004, we renewed 362 leases aggregating 797,000 square feet and increased the average rental rate 4.5% to $13.96 per square foot. We also signed 418 new leases aggregating 1.6 million square feet at an average rental rate of $10.53 per square foot. Overall, we gained approximately $6.6 million of annualized minimum rent during 2004 including renewals, new leases and departing tenants. In 2004, we achieved total net absorption of 593,000 square feet.

Excluding lease termination revenues, our same property net operating income increased 3.8% for the year ended December 31, 2004 compared to the year ended December 31, 2003, comprising 66 properties for which the occupancy rate increased to 95.2% from 94.2%, respectively.

OTHER ACQUISITIONS AND DISPOSITIONS

During the year ended December 31, 2004, we acquired 17 shopping centers and 3 parcels of land as follows:

Shopping Center	Location	Square Feet/ Acres	Purchase Price (in thousands)

Bluebonnet - out parcel	Baton Rouge, LA	0.9 acres	$ 500
Pavilion	Naples, FL	167,745	24,200
Southlake Village	Southlake, TX	118,092	17,475
Creekside Plaza	Arlington, TX	101,016	14,025
Sparkleberry Square	Columbia, SC	339,051	45,150
Venice Shopping Center	Venice, FL	111,934	6,447
Windy Hill	N. Myrtle Beach, SC	64,465	2,895
Hamilton Ridge - out parcel	Buford, GA	0.64 acres	425
Medical & Merchants	Jacksonville, FL	152,761	21,980
Westgate Marketplace	Houston, TX	298,354	47,100
Boston portfolio (6 properties)	Boston, MA	390,979	119,750
Homestead Gas Station	Homestead, FL	0.66 acres	1,150
DeSoto Shopping Center	DeSoto, TX	69,090	8,180
Westport Shopping Center	Davie, FL	36,212	7,200
Devaney Parcel	West Roxbury, MA	0.33 acres	475

Total			$ 316,952

During the year ended December 31, 2004, we sold 14 shopping centers, a property held by a joint venture and an out parcel as follows:

Shopping Center	Location	Square Feet/ Acres	Sales Price (in thousands)

Southwest Walgreens	Phoenix, AZ	93,402	$ 6,650
Watson Central	Warner Robbins, GA	227,747	6,000
Plaza Del Rey	Miami, FL	50,146	9,000
Forrest Gallery	Tullahoma, TN	214,450	10,500
Epsilon (Clematis)	West Palm Beach, FL	18,707	2,650
Millervillage	Baton Rouge, LA	94,559	2,700
Plymouth Park (4 centers)	Irving, TX	728,566	24,000
East Bay Plaza	Largo, FL	85,426	5,600
Losco Corners	Jacksonville, FL	8,700	1,650
Gulf Gate Plaza	Naples, FL	204,551	10,000
City Centre*	Palm Beach Gardens, FL	N/A	N/A
Pinhook Plaza	Lafayette, LA	194,725	3,805

Sale of income producing properties			82,555

Miramar - out parcel	Miramar, FL	2.0 acres	1,500

Total			$ 84,055

*Property was sold by a joint venture.

As of December 31, 2004, we had one property held for sale, which was sold in January 2005.

INVESTMENT IN CEDAR SHOPPING CENTERS (NYSE:CDR)

As of December 31, 2004, we owned approximately 1.6 million shares of Cedar Shopping Centers, Inc. common stock, representing approximately 8.3% of Cedar’s total outstanding shares of common stock, and 220,000 shares, representing a 9.4% stake, of Cedar’s 8.875% Series A Cumulative Redeemable Preferred Stock. As of February 23, 2005, we had increased our ownership of Cedar’s common stock to approximately 1.9 million shares, representing 9.8% of Cedar’s total outstanding shares of common stock. Cedar is a self-managed REIT engaged in the ownership, development and management of community and neighborhood shopping centers anchored by supermarkets, drug stores and other retailers, with a geographic concentration in Pennsylvania and certain neighboring states. We are holding both the common and preferred shares for investment purposes.
DEVELOPMENTS AND REDEVELOPMENTS

As of December 31, 2004, we had over 19 development and redevelopment projects underway or in the planning stage totaling approximately $66.7 million of asset value, and, based on current plans and estimates, requiring approximately $25.0 million of additional capital to complete beyond the $41.7 million already invested. These include:
  Shops at Skylake in North Miami Beach, Florida, where we are in the process of adding 29,000 square feet of retail and office space;
  Centre Pointe Plaza in Smithfield, North Carolina; Eustis Square in Eustis, Florida where we have reconfigured and redeveloped previously vacant anchor and other space and are completing the associated lease-up; and
  The development of two supermarket-anchored shopping centers, one in Homestead, Florida and the other in McDonough, Georgia, both on parcels of land we currently own.
These developments and redevelopments are scheduled for completion between the first quarter of 2005 and late 2006. In 2004, we completed and leased a total of $48.5 million of development projects resulting in incremental net operating income of approximately $5.4 million on an annualized basis.

FFO AND EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we are revising our guidance for calendar year 2005 FFO per diluted share to be in a range of $1.64 to $1.68 compared to previous guidance of $1.64 to $1.70 per diluted share. We currently anticipate that the growth in our FFO in 2005 will come from a combination of internal growth from increased rents and the continued lease-up of vacant space, as well as incremental income from property acquisitions, developments and redevelopments offset by our ongoing asset sales program. This guidance is provided for information purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for 2005	Range

Earnings per share	$1.15	to	$1.16
Less: Gain on sale of real estate	(0.02)		(0.02)
Plus: real estate depreciation	0.51		0.52

FFO per diluted share	$1.64	to	$1.68

For guidance purposes, we have assumed no gains from the sale of real estate other than those already reported.

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the clearer presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Thursday, February 24, 2004 at 1:00 p.m. EDT to discuss our performance for the three and twelve month periods ended December 31, 2004. The call will be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net. Investors may also join the call by dialing 877-531-9985 (U.S./Canada) or 706-679-3073 (international). No pass code is required.

If you are unable to participate during the call, a replay will be available on Equity One's web site for future review. You may also access the replay by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international) using pass code 3500026. The telephone replay will be available through Friday, March 11, 2005.

FOR ADDITIONAL INFORMATION

For a copy of our fourth quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other company notices, please send your e-mail address to Barbara Abreu at babreu@equityone.net.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
Operating Data	2004	2003	2004	2003

Total Rental Revenues	$63,733	$51,582	$229,857	$180,295

Net Income	$28,330	$17,703	$97,804	$63,647

Earnings per share (basic)	$0.39	$0.26	$1.39	$1.06

Earnings per share (diluted)	$0.39	$0.26	$1.37	$1.05

Number of shares used in computing earnings per share:
Basic	72,315	67,858	70,447	59,998

Diluted	73,616	69,748	72,036	61,665

Reconciliation of Net Income to Funds from Operations

Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended December 31,		For the year ended December 31,
	2004	2003	2004	2003

Net income	$28,330	$17,703	$97,804	$63,647
Adjustments:
Rental property depreciation and amortization	10,226	8,300	37,023	28,007
Gain on sale of real estate	(8,409)	-	(22,176)	(3,083)
Minority interest	27	197	623	803
Other items:
Interest on convertible partnership units	-	-	-	43
Pro-rata share of real estate depreciation from joint ventures	-	70	197	453

Funds from operations	$30,174	$26,270	$113,471	$89,870

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended December 31,		For the year ended December 31,
	2004	2003	2004	2003

Earnings per diluted share*	$0.39	$0.26	$1.37	$1.05
Adjustments:
Depreciation and amortization related to rental properties	0.14	0.12	0.52	0.45
Gain on sale of real estate	(0.12)	-	(0.31)	(0.05)
Other items:
Pro-rata share of real estate depreciation from joint ventures	-	-	-	0.01

Funds from operations per diluted share	$0.41	$0.38	$1.58	$1.46

*Earnings per diluted share reflect the add-back of interest on convertible partnership units and the minority interest(s) which are convertible to shares of our common stock.

Balance Sheet	December 31, 2004	December 31, 2003

Investments in real estate (before accumulated depreciation)	$1,969,621	$1,683,705

Total assets	$1,992,292	$1,677,386

Mortgage notes payable	$495,056	$459,103

Unsecured revolving credit facilities	$147,000	$162,000

Unsecured senior notes payable	$350,000	$150,000

Total liabilities before minority interests	$1,062,246	$834,162

Stockholders’ equity	$928,649	$830,552

Total liabilities, minority interests and stockholders’ equity	$1,992,292	$1,677,386